Exhibit 99.1

Gaia Reports Fourth Quarter and Full Year 2016 Results

Paying Subscribers Increase 52% in 2016

BOULDER, CO, February 27, 2017 — Gaia, Inc. (NASDAQ: GAIA), a leading conscious media video subscription service, reported financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 vs. Same Year-Ago Quarter

▪	52% subscriber growth generated 40% increase in streaming revenues
▪	Gross margin up 360 basis points to 85.7%

2016 vs. 2015

▪	Subscriber count grew 52% to 202,000 with 37% increase in streaming revenues
▪	Gross margin up 280 basis points to 83.5%

“Our fourth quarter results closed out a strong 2016 that exceeded our internal expectations,” said Jirka Rysavy, Gaia’s chairman and CEO. “We surpassed our revenue and subscriber growth targets for the year, improved gross margin well past our 80% target, and maintained our investment discipline to keep our pre-tax loss below the $17 million projection.”

In October 2016, gaia.com was relaunched with an entirely new technology stack at its core. The new site was built to optimize the speed and performance of streaming video playback, provide a unique and personalized experience for every subscriber, leverage search engine optimization to enhance organic traffic, and provide the foundation for expansion into foreign languages. With the improvements to the new site, international coverage has increased, with paid subscribers in over 140 countries.

Fourth Quarter 2016 Financial Results

Please note, reported results for both the fourth quarter and full year are from continuing operations and exclude the results of discontinued operations for all periods presented (specifically the branded consumer product business and Natural Habitat), except for certain disposition and separation costs, which continued in the third quarter, and costs associated with transition services, which ended on September 30, 2016.

Total net revenues in the fourth quarter of 2016 increased 33% to $4.8 million from $3.6 million in the same year-ago quarter. This was due to 40% growth in streaming revenue, which was driven by a 52% increase in paid subscribers.

Gross profit in the fourth quarter increased 39% to $4.1 million compared to $2.9 million in the year-ago quarter. Gross margin increased 360 basis points to 85.7% from 82.1% in the fourth quarter of 2015 due to increased revenues, continued leverage streaming costs and our media library.

Total expenses in the fourth quarter were $9.4 million compared to $6.3 million in the year-ago quarter. The increase was primarily due to additional selling and operating expenses associated with the planned acceleration of subscriber growth in the fourth quarter and into 2017.

Loss before income taxes was $(5.5) million compared to $(3.4) million in the year-ago quarter. Net loss from continuing operations in the fourth quarter was $(3.4) million or $(0.23) per share, compared to $(3.4) million or $(0.14) per share in the year-ago quarter.  The 2016 per share amounts reflect the repurchase of approximately 40% of our outstanding shares in July 2016.

Exhibit 99.1

2016 Financial Results

Total net revenues in 2016 increased 28% to $17.2 million from $13.5 million in 2015 due to 37% growth in streaming revenue. Gaia’s paying subscriber count at the end of 2016 grew 52% to 202,000 compared to 133,000 at the end of 2015.

Gross profit in 2016 increased 33% to $14.4 million compared to $10.9 million in 2015. Gross margin increased 280 basis points to 83.5% from 80.7% in 2015 due to increased revenues, continued leverage on streaming costs and our media library.

Total expenses in 2016 were $31.0 million compared to $19.6 million in 2015 due to additional selling and operating expenses associated with increased customer acquisition efforts, costs attributable to the re-branding of Gaia, an increase in headcount, and one-time costs of business separation activities and transition services.

Net loss from continuing operations in 2016 was $(10.8) million or $(0.54) per share, compared to $(9.0) million or $(0.37) per share in 2015. The 2016 per share amounts reflect the repurchase of approximately 40% of our outstanding shares in July 2016.

Net income in 2016 was $87.1 million or $4.39 per share, compared to a loss of $(11.7) million or $(0.48) per share.

At December 31, 2016, Gaia had $54.0 million in cash, no debt and unencumbered ownership of its 12-acre, 150,000 square foot campus.

Conference Call

Gaia is hosting a conference call today, February 27, 2017, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 576-4398 (or (719) 325-2362 for international callers), passcode 9700506. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until March 13, 2017 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 9700506.

About Gaia

Gaia is a global digital video streaming service and online community that provides curated conscious media in three primary channels: Seeking Truth, Transformation and Yoga, to its subscribers in over 140 countries. Over 90% of its 7,700 titles are available for streaming exclusively on Gaia through most devices connected to the Internet and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Exhibit 99.1

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

Exhibit 99.1

GAIA, INC.

Condensed consolidated balance sheets

	December 31,
(in thousands)	2016	2015
ASSETS	(unaudited)
Current assets:
Cash	$54,027	$1,266
Accounts receivable	554	465
Prepaid expenses and other current assets	1,303	729
Current assets of discontinued operations	—	68,860
Total current assets	55,884	71,320
Building and land, net	16,896	17,786
Media library, software and equipment, net	12,861	11,738
Goodwill	10,609	10,609
Investments and other assets	10,946	1,756
Noncurrent assets of discontinued operations	—	15,333
Total assets	$107,196	$128,542
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,672	$6,081
Deferred revenue	2,434	1,454
Current liabilities of discontinued operations	—	32,214
Total current liabilities	9,106	39,749
Deferred taxes	553	—
Contingencies
Total equity	97,537	88,793
Total liabilities and equity	$107,196	$128,542

Exhibit 99.1

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2016	2015	2016	2015
Net revenues	(unaudited)		(unaudited)
Streaming	$4,095	$2,919	$14,736	$10,752
DVD subscription and other	662	648	2,511	2,707
Total net revenues	4,757	3,567	17,247	13,459
Cost of revenues
Streaming	617	557	2,567	2,262
DVD subscription and other	65	80	275	335
Total cost of revenues	682	637	2,842	2,597
Gross profit	4,075	2,930	14,405	10,862
Expenses:
Selling and operating	7,973	3,667	24,960	13,079
Corporate, general and administration	1,408	2,600	6,020	6,494
Total operating expenses	9,381	6,267	30,980	19,573
Loss from operations	(5,306)	(3,337)	(16,575)	(8,711)
Interest and other (expense) income, net	(218)	(29)	(351)	(311)
Loss before income taxes	(5,524)	(3,366)	(16,926)	(9,022)
Income tax benefit	(2,103)	(3)	(6,144)	(3)
Loss from continuing operations	(3,421)	(3,363)	(10,782)	(9,019)
Income (loss) from discontinued operations, net of tax	106	5,480	97,848	(2,687)
Net income (loss)	$(3,315)	$2,117	$87,066	$(11,706)
Income (loss) per share—basic and diluted:
Continuing operations	$(0.23)	$(0.13)	$(0.54)	$(0.37)
Discontinued operations	0.01	0.22	4.93	(0.11)
Basic and diluted net income (loss) per share	$(0.22)	$0.09	$4.39	$(0.48)
Weighted-average shares outstanding:
Basic and diluted	15,148	24,626	19,850	24,510